UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 29, 2011

EXERCISE FOR LIFE SYSTEMS INC.
(Exact Name of Registrant as Specified in Charter)

North Carolina
(State or Other Jurisdiction of Incorporation)

333-153589
(Commission File Number)

22-3464709
(I.R.S. Employer Identification No.)

9610 Sunset Grove Drive
Huntersville, NC  28078
(Address of Principal Executive Offices) (Zip Code)

(704) 778-1700
(Registrant's Telephone Number, Including Area Code)

Copies to:
Greentree Financial Group, Inc.
7951 SW 6th Street, Suite 216
Plantation, FL 33324
(954) 424-2345 Tel
(954) 424-2230 Fax

This Current Report on Form 8-K is filed by Exercise For Life Systems Inc., a North Carolina corporation (the “Registrant”), in connection with the items set forth below.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On January 29, 2011, the Registrant announced the election of Mrs. Sonda Slazer and Mrs. Stacie Criscuolo as the Directors of Board of Directors of the Registrant, which was approved by the Board of Directors, effective immediately.

Sonda Slazer, age 40, holds a Bachelor of Science Degree in Physical Education from Montclair State University in New Jersey. Mrs. Slazer holds various certifications in personal training as well as group exercise.  For the past 17 years she has worked with clients to help them improve their overall health and well being.  She has also designed floor plans and assisted in the installation of equipment for several gyms in Charlotte NC.  Mrs. Slazer is married to Adam Slazer, the President and Director of Exercise For Life Systems.

Stacie Criscuolo, age 45, holds a Bachelor of Arts Degree in Communications from Oswego State University in New York.  She has worked in the media industry for 24 years starting out as a sales assistant and working her way up to sales executive.  For the past 12 years she has been an account executive for KATU television in Portland Oregon.  She is currently responsible for generating $250,000 in new business annually and she maintains a 2 million dollar account list.  She will help the Registrant in all areas of advertising and marketing.  Mrs. Criscuolo is the sister of Adam Slazer, the President and Director of Exercise For Life Systems.

The Registrant discloses that there are no transactions during the last two years, or proposed transactions, to which the Registrant was or is a party, in which Mrs. Slazer and Mrs. Criscuolo had or are to have a direct or indirect material interest.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

EXERCISE FOR LIFE SYSTEMS INC

DATED: February 9, 2011	By:	/s/ Adam Slazer
Adam Slazer President